Exhibit 99.1

Contact: Lawrence P Ward FOR IMMEDIATE RELEASE Phone: 805-239-5200 ext 260 8:00 AM PT, JANUARY 20, 2004

Year End and Quarterly Earnings Press Release

Lawrence P. Ward, President and CEO of Heritage Oaks Bancorp (the Company) and its subsidiaries, Heritage Oaks Bank  and Hacienda Bank , announced the un-audited results of operations through the end of the fourth quarter December 31,2003. Mr. Ward stated “for the twelve months ending December 31, 2003, the Company had earnings of $3.6 million or $1.11 per share on a fully diluted basis. This represents a 31% increase in net income and a 29% improvement in earnings per share over the $2.7 million or $0.86 per share on a fully diluted basis for 2002. Earnings for the three months ending December 31, 2003 were $975 thousand or $0.27 per share fully diluted compared to $864 thousand or $0.28 per share fully diluted for the same period in 2002. For the twelve months ending December 31, 2003 and 2002, the Company had a  Return on Average Assets (ROAA) of 1.04% and ..98%, respectively, and a Return On Average Tangible Equity (ROE) of 16.09% and 15.56%, respectively”.

Mr. Ward went on to say that at December 31, 2003, “the Company had growth in assets of 31%, growth in loans net of reserves of 42%, growth in deposits of 39% and growth in equity capital of 61% over the levels at the same period in 2002. On October 31, 2003, the Company completed the acquisition of Hacienda Bank. As a result of the acquisition, approximately 602,485 new shares of common stock of the Company were issued.

Below is a summary UN-AUDITED balance sheet for the periods ending December 31: (amounts in thousands)

	2003	2002
Total Assets	$441,215	$337,263
Loans, net of reserves	$278,453	$195,477
Deposits	$366,439	$264,179
Equity Capital	$31,803	$19,813

Below is a summary UN-AUDITED income statement for the twelve months ending December 31: (amounts in thousands)

	2003	2002
Net Interest Income	$14,711	$12,544
Non-Interest Income	$3,797	$3,463
Non-Interest Expense	$12,425	$11,074
Income Tax Expense	$2,117	$1,649
Net After Tax Income	$3,596	$2,739

Below is a summary UN-AUDITED income statement for the three months ending December 31: (amounts in thousands)

	2003	2002
Net Interest Income	$4,183	$3,545
Non-Interest Income	$987	$975
Non-Interest Expense	$3,564	$2,962
Income Tax Expense	$586	$584
Net After Tax Income	$975	$864

Information regarding Heritage Oaks Bancorp stock may be acquired using the trading symbol of HEOP or accessed on line at www.heritageoaksbank.com.

Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; The Seidler Companies at 1-800-288-2811; Wedbush Morgan Securities at 1-800-234-0480; Maguire Investments at 1-800-244-4183 or by Contacting Tana Eade, Vice President, Investor Relations Officer at Heritage Oaks Bank.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company’s operations, interest rates and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.